UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 15, 2012

Crossroads Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 North Mo-Pac Expressway Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(512) 349-0300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

On February 15, 2012, Crossroads Systems, Inc. (the “Company”) amended its current loan and security agreement (the “Agreement”) with Silicon Valley Bank (the “Bank”). Under the terms of the amendment:

•	the Bank waived the default relating to the tangible net worth covenant for the month ending November 30, 2011 in the Agreement;

•	the interest rate for the term loan was revised to provide that the principal amount of all term loan advances outstanding under the agreement shall accrue interest at a floating per annum rate equal to the sum of 2.5% plus the prime rate determined under the Agreement; provided, however that if the Company satisfies certain financial covenants in the agreement at all times through and including:

•	July 31, 2012, the margin will decrease to 2.25%, and
•	July 31, 2013, the margin will decrease to 2.0%; and

•	the parties modified the minimum tangible net worth covenant to (i) $4.5 million plus adjustments for the months of November 2011, December 2011 and January 2012, (ii) $3.5 million plus adjustments for the months of February 2012, March 2012 and April 2012, and (iii) $2.0 million plus adjustments for August 2012 and each month thereafter.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion in Item 1.01 with respect to the Company’s February 15, 2012 amendment to the Agreement, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

No.	Exhibit Name

10.1	Waiver and Seventh Amendment to Third Amended and Restated Loan and Security Agreement, dated February 15, 2012, by and between Silicon Valley Bank and Crossroads Systems (Texas), Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2012	CROSSROADS SYSTEMS, INC.

	By:	/s/ Jennifer Crane
Jennifer Crane
Chief Financial Officer

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EXHIBIT INDEX

No.	Exhibit Name
10.1	Waiver and Seventh Amendment to Third Amended and Restated Loan and Security Agreement, dated February 15, 2012, by and between Silicon Valley Bank and Crossroads Systems (Texas), Inc.